Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of INmune Bio, Inc. on Form S-3 of our report dated March 10, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of INmune Bio, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, appearing in the Annual Report on Form 10-K of INmune Bio, Inc. for the years ended December 31, 2019 and 2018. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

March 24, 2020